Exhibit 10.25

                                  Elcotel Inc.

             Employment Termination Agreement of Eduardo Gandarilla

This Termination Agreement (this "Agreement") dated as of the 22nd day of March 2000 by and between Elcotel, Inc. (the "Company") and Eduardo Gandarilla ("Employee") amends the Employment Agreement dated as of the 10th day of December 1998 by and between the Company and Employee (the "Employment Agreement") upon the following terms and conditions:

1. Termination Date: The Company and Employee hereby agree to terminate the Employment Agreement effective as of the close of business on the 2nd day of April 2000 (the "Termination Date"). The Company agrees to provide Employee with a letter of recommendation.

2. Salary: The Company will pay to Employee his salary accrued but not paid through the Termination Date and pay Employee his salary for a period of six months (or 26 weeks) from the Termination Date. The salary payments shall be based on a salary of One Hundred and Sixty Thousands Dollars ($160,000) per year and a 52-week year and will be made on a bi-weekly basis.

3. Benefits: The Company will pay to Employee the cost of group insurance benefits made available to the Company's senior executives to which COBRA applies, net of the employee contribution paid by the Company's senior executives, for the six months ending September 30, 2000, as additional taxable compensation. The benefit payments will be paid to Employee on a bi-weekly basis based on the total net cost divided by 26 weeks.

4. Direct Deposit: Salary and benefit payments pursuant to Sections 2 and 3 hereof will be made through a direct deposit in the following Nations Bank account: Routing Number 540590106, Account Number 003430052505.

5. Incentive Bonuses: Employee hereby waives his rights to receive any further incentive bonuses based on revenues, personal objectives and management objectives not paid to Employee as of the Termination Date and the Company hereby waives its rights to receive repayment of any incentive bonus recoverable draws paid to Employee under the compensation structure between Employee and the Company dated July 21, 1999.

6. Stock Options: All of Employee's vested employee stock options shall continue in effect for 30 days, except that (1) for all options that can be amended without increasing the exercise price in order to maintain incentive stock option status for federal income tax purposes, shall continue in effect until the termination of such option in accordance with its terms absent termination of employment and (2) for all options to which (1) does not apply, shall, if not exercised within such 30 day period, be automatically extended until termination


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of such option in accordance  with its terms absent  termination  of employment, but in no event shall any option remain in effect for more than one year from the Termination Date.

7. Business Expenses: Employee will be reimbursed (in accordance with Company policy) for all expenses incurred by him in the performance of his duties prior the Termination Date.

8. Indemnification: Employee shall be indemnified by the Company with respect to claims made against him as an officer and/or employee of the Company to the fullest extent permitted by the Company's certificate of incorporation, by-laws and the General Corporation Law of the State of Delaware.

9. Proprietary Information: Unless otherwise expressly agreed by Company in writing, any inventions, ideas, reports, discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, "know-how," data, and other creative ideas concerning the manufacture, design, marketing or sale of pay phones (all of the foregoing to be hereafter referred to as "Proprietary Information"), whether or not patentable or registrable under copyright or similar statutes, generated by Employee either alone or jointly with others in the course of his employment with the Company relating or useful to the manufacture, design, marketing or sale of pay phones by the Company, shall be the sole property of the Company. Employee hereby assigns to the Company any rights that he may acquire or develop in such Proprietary Information. Employee shall cooperate with the Company in patenting or copyrighting any such Proprietary Information, shall execute any documents tendered by the Company to evidence its ownership thereof, and shall cooperate with the Company in defending and enforcing its rights therein. Employee's obligations under this
Section 9 to assist the Company in obtaining and enforcing patents, copyrights, and other rights and protections relating to such Proprietary Information in any and all countries shall continue beyond the termination of his employment. The Company agrees to compensate Employee at a reasonable rate for time actually spent by Employee at the Company's request on such assistance after termination of Employee's employment with the Company. If Company is unable, after reasonable effort, to secure Employee's signature on any document or documents needed to apply for or prosecute any patent, copyright, or right or protection relating to such Proprietary Information, whether because of the Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee.

10. Covenants Not To Disclose Confidential Information:

      (a) Employee agrees that he will not at any time or place for three years after the Termination Date directly or indirectly disclose to any person or firm other than Company or make, use or sell any records, ideas, files, drawings, documents, improvements, equipment, customer lists, sales and marketing techniques and devices,


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formulas, specifications,  research, investigations,  developments,  inventions, processes and data, and without limiting the generality of the foregoing, anything not within the public domain (ideas in the process of being disclosed to customers shall not be considered in the public domain), belonging to Company, whether or not patentable or copyrightable, other than for the sole and exclusive benefit of Company, without the prior written consent of Company. Employee agrees that for three years after the Termination Date he will keep
confidential   from  persons  not  associated  with  the  Company  any  and  all
Proprietary Information, special techniques, and trade secrets of the Company. Employee agrees to return to the Company prior to the Termination Date any property belonging to it, including but not limited to any and all records, notes, drawings, specifications, programs, data and other materials, and copies thereof, pertaining to the Company's business and generated or received by Employee in the course of his employment duties with the Company.

      (b) Employee agrees that during the Restricted Period (as defined in Section 11) he will not directly or indirectly entice or hire away or in any other manner persuade an employee, consultant, dealer or customer of the Company to discontinue that person's or firm's relationship with or to the Company as an employee, consultant, dealer or customer, as the case may be.

      (c) Employee agrees that he will not, during Restricted Period (as defined in Section 11), engage in any employment or business activity in which it might reasonably be expected that confidential Proprietary Information or trade secrets of Company obtained by the Employee during the course of his employment with the Company would be utilized.

      (d) The Employee recognizes and agrees that his violation of any terms contained in paragraphs (a), (b), or (c) of this Section 10 will cause irreparable damage to the Company, the amount of which will be impossible to estimate or determine. Therefore, Employee further agrees that the Company shall be entitled, as a matter of course, to an injunction restraining any violation or further violation of any such covenant or covenants by Employee, his employees, partners, agents or associates, such right to an injunction to be cumulative and in addition to any other remedies, at law or otherwise, which the Company might have. The Company hereby waives any right to require a bond in connection with obtaining such an injunction. Such covenants shall be severable, and if the same shall be held invalid by reason of length of time, area covered, or activity covered, or any or all of them, shall be reduced to the extent necessary to cure such invalidity.

11. Covenant Not To Compete Unreasonably With Company:

Employee further covenants and agrees that:

      (a) During the Restricted Period, Employee shall not undertake any employment or financial involvement with or assistance of any person, firm, association, partnership, corporation or enterprise which is engaged in the manufacture, design, marketing or sale of pay phones. "Restricted Period" shall mean the time period following the Termination Date during which the Employee is entitled to receive salary and benefits.


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      (b)  Employee  recognizes  and  agrees  that his  violation  of any  terms contained in paragraph (a) of this Section 11 will cause irreparable damage to the Company the amount of which will be impossible to estimate or determine. Therefore, Employee further agrees that the Company shall be entitled, as a matter of course, to an injunction restraining any violation or further violation of any such covenant or covenants by Employee, his employees, partners, agents or associates, such right to an injunction to be cumulative and in addition to any other remedies, at law or otherwise, which the Company might have. Such covenants shall be severable, and if the same shall be held invalid by reason of length of time, area covered, or activity covered, or any or all of them, shall be reduced to the extent necessary to cure such invalidity.

12. Notices: Notices that are required or permitted hereunder shall be given by hand delivery, by delivery to a courier service providing next day delivery and proof of receipt, or by facsimile transmission (except to Employee), as follows:

      If to the Company at:                Elcotel, Inc.
                                           6428 Parkland Drive
                                           Sarasota, FL 34243
                                           Attn: President
                                           Facsimile: 941-7514716

      If to Employee, to his most recent residence address on the books of the Company, or, to such other address of a party as to which that party shall notify the other parties in the manner provided herein.

13. Release of Claims:

      (a) Employee and his heirs, assigns, executors and/or administrators hereby release the Company, its successors, assigns, affiliates, present and former owners, employees, officers, directors, and agents (hereinafter "Releasees") from any and all claims, demands or causes of action of whatever nature, whether known or unknown, that he ever had, now have or claim to have against the Company or any other Releasee relating to or arising out of his employment with the Company or his termination of employment with the Company. Employee also hereby waives and releases forever any right to have employment or reemployment by the Company and Employee agrees not to sue or join in any suit against the Company for any claim described herein.

      (b) Employee represents that he (a) understands that the claims he is releasing include, but are not limited to claims for discrimination on the basis of sex, race, color, religion, national origin, handicap or age under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the American with Disabilities Act, and/or the Florida Civil Rights Act,
(b) claims under any other federal, state or local statute or ordinance protecting employees, and (c) claims under common law (such as breach of contract or defamation). Employee also represents that he understands that he is waiving


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and forever  giving up all claims he may have  against the Company that may have arisen or arose before the Termination Date.

      (c) Employee represents that he is aware that various state and federal laws prohibit employment discrimination based on age, sex, race, color, religion, national origin, handicap and disability, and veteran status, and that these laws are enforced through the Equal Opportunity Commission, the Department of labor, and the Florida Commission on Human Relations, and that he has been advised to consult with an attorney prior to signing this Agreement.

      (d) Employee represents that he is aware that although he may sign this Agreement as of the date first written above, that he may also take up to 45 days to consider the Agreement, and that the Agreement is revocable for seven days after he signs it at which time the Agreement will become effective.

      (e) The Company, its successors, assigns, affiliates, present and former owners, employees, officers, directors, and agents hereby release Employee and his heirs, assigns, executors and/or administrators (hereinafter "Releasees") from any and all claims, demands or causes of action of whatever nature, whether known or unknown, that he ever had, now have or claim to have against the Employee or any other Releasee relating to or arising out of Employee's employment with the Company or his termination of employment with the Company.

14. Entire Agreement, etc.:

      (a) This Agreement contains the entire understanding of the parties except as otherwise expressly contemplated herein; shall not be amended except by written agreement of the parties signed by each of them; shall be binding upon and inure to the benefit of the parties and their successors, personal representatives and assigns; and shall supersede and replace all prior employment agreements between the parties.

      (b) No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith not incorporated herein shall be binding on the parties.

      (c) No waiver of any term or condition contained herein shall be binding upon the parties unless made in writing and signed by the party to be bound thereby.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

EMPLOYEE:                                  ELCOTEL, INC.:

/s/ Eduardo Gandarilla                     /s/ Michael J. Boyle
----------------------                     --------------------
Eduardo Gandarilla                         Michael J. Boyle


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